Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 14, 2017, among Grand Prix Intermediate, Inc., a Delaware corporation (the “Company”) and Todd R. Lachman (the “Executive”).

WITNESSETH

WHEREAS, the Company, Bottom Line Food Processors, Inc., a Delaware corporation, and certain other parties have entered into a Purchase Agreement dated on or about the date of this Agreement (the “Purchase Agreement”);

WHEREAS, contingent upon and following the consummation of the transactions contemplated by the Purchase Agreement (the “Closing”), the Company desires to employ the Executive as the Chief Executive Officer of the Company, and the Executive desires to accept such employment, in each case on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              POSITION; PRINCIPAL LOCATION.

(a)              During the Employment Term (as defined in Section 2 below), the Executive shall serve as Chief Executive Officer of the Company. In this capacity, the Executive shall have such duties, authorities and responsibilities as are commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are not inconsistent with the Executive’s position as Chief Executive Officer. The Executive shall report directly to the Board. In addition, the Executive shall also serve as an officer or director of any subsidiary of the Company, as requested by the Board, without additional compensation. The Executive shall be based at the Company’s principal place of business in Berkeley, California.

(b)              During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company; provided that the foregoing shall not prevent the Executive from (i) serving as a senior advisor of Advent International Corporation, (ii) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, the board of directors of other companies, (iii) participating in charitable, civic, educational, professional, community or industry affairs and (iv) managing the Executive’s and the Executive’s family’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a business conflict.

2.              EMPLOYMENT TERM. The Executive’s term of employment under this Agreement shall be for an initial term commencing on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”) and ending on the fourth anniversary of the

Effective Date (the “Initial Term”). Commencing on the fourth anniversary of the Effective Date and on each anniversary thereafter, the term of employment shall be automatically extended for a one-year term (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) unless either the Company or the Executive shall give the other party not less than 90 days’ prior written notice of its intention not to extend this Agreement prior to the end of the Initial Term or Renewal Term then in effect.

3.              BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of five hundred thousand dollars ($500,000), payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and shall be subject to increase from time to time, but not decrease without the Executive’s express written consent. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.              BONUS AND EQUITY.

(a)              ANNUAL BONUS. With respect to each full or partial fiscal year that ends during the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Bonus”) based upon annual performance targets specified each year by the Board or committee thereof in good faith after consultation with the Executive and communicated to the Executive by no later than 90 days following the commencement of the fiscal year to which such performance targets apply or, if later and solely with respect to the partial fiscal year that commences on the Effective Date, by 30 days following the Effective Date. The target annual Bonus shall be equal to 100% of the Executive’s Base Salary (the “Target Bonus”). The Bonus, if any, shall be paid to Executive in the fiscal year following the fiscal year in respect of which such Bonus was earned, within 30 days following the determination of the achievement of the annual performance targets, but in no event later than the last calendar day of the fourth calendar month of such fiscal year.

(b)              TRANSACTION FEE. The Executive shall receive a transaction fee of one million three hundred thousand dollars ($1,300,000) (the “Transaction Fee”), less applicable withholding taxes, which shall be earned on the Effective Date and be paid to the Executive in a cash lump-sum on the first regularly scheduled payroll date of the Company following the Effective Date. The Executive acknowledges that the Transaction Fee satisfies any obligation for a transaction or similar fee under this Agreement or any other agreement with Advent International Corporation or its affiliates in connection with the transactions contemplated by the Purchase Agreement.

(c)              EQUITY. The Company shall cause to be implemented an equity incentive grant program on the principal terms described in Exhibit B and an equity co- investment program on the principal terms described in Exhibit C, in each case, as promptly as practicable following the Effective Date.

5.              BENEFITS.

(a)             BENEFIT PLANS. The Executive (and the Executive’s spouse and the Executive’s eligible dependents, as applicable) shall be entitled to participate in any employee benefit plan that the Company or its subsidiaries has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with the Executive’s position, subject to satisfying the applicable eligibility requirements. The Company shall reimburse the Executive for the cost of obtaining health insurance coverage in the individual marketplace for the Executive, the Executive’s spouse, and the Executive’s eligible dependents until the date on which the Executive is eligible to enroll in health insurance coverage under the Company’s health insurance plans.

(b)             VACATIONS. The Executive shall be entitled to 25 annual paid vacation days per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to senior executives, which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c)             BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder.

(d)             INDEMNIFICATION; D&O INSURANCE. Both during and after the Employment Term, regardless of the reason for termination, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted by the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company and its affiliates hereunder. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other active officers and directors. The foregoing obligations shall survive the termination of the Executive’s employment with the Company.

6.              TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)             DISABILITY. Upon 30 days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period or 90 consecutive days in any 180-day period, as determined by a qualified physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree on a qualified physician, each party shall select a physician and the two physicians shall select a third physician who shall be the approved qualified physician for this purpose. Notwithstanding the foregoing, the Company shall not terminate the Executive by reason of Disability prior to the date on which the Executive is eligible for long-term disability benefits under a long-term disability plan or policy maintained by the Company, but if the Executive experiences a Disability prior to such date, the Company may remove the Executive as Chief Executive Officer and such action shall not constitute Good Reason, provided that the Executive remains employed and continues to receive the Base Salary and all employee benefits provided to the Executive pursuant to Section 5 hereof to which the Executive was entitled prior to his Disability until the Executive is eligible for such long-term disability benefits.

(b)             DEATH. Automatically on the date of death of the Executive.

(c)             CAUSE. The Company may terminate the Executive’s employment hereunder for Cause immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) willful failure or willful refusal to substantially perform his employment duties to the Company and its affiliates; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company and its affiliates; (iii) willful failure to act in good faith in accordance with specific, reasonable and lawful instructions from the Board (other than by reason of a Disability); (iv) indictment for, conviction of, or pleading nolo contendere to, a felony, or a crime of moral turpitude that has a material effect on the Company; (v) intentional theft from, intentional fraud on or intentional embezzlement from the Company or its affiliates or (vi) material breach of this Agreement; provided, that with respect to items (i), (iii) and (vi), any such action will constitute “Cause” only if (1) the Board notifies the Executive in writing of any action of Executive that purportedly constitutes Cause, which notice specifies in detail the alleged facts and specific action which the Board deems are a basis for a termination for Cause and (2) the Executive fails to remedy such action within 30 days following the receipt of such written notice.

(d)             WITHOUT CAUSE. Upon 30 days’ prior written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability; provided, that during such 30-day period, the Company (i) may require the Executive to continue to perform all or any portion of the Executive’s duties, as requested by the Board, which are not inconsistent with the Executive’s duties as described in this Agreement, (ii) shall be under no obligation to assign to the Executive any duties and may remove the Executive as Chief Executive Officer and such action shall not constitute Good Reason, (iii) may exclude the Executive from the Company’s premises and (iv) may require the Executive not to contact or have any communication with any customer, prospective customer, employee, director or independent contractor of the Company in relation to the business of the Company. For the avoidance of doubt, notwithstanding any action taken by the Company pursuant to items (i) through (iv) of the immediately preceding sentence, the Executive shall remain employed by the Company through such 30-day period and shall continue to receive the Base Salary and all employee benefits provided to the Executive pursuant to Section 5 hereof through such 30-day period.

(e)             GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason; provided, that an event will constitute “Good Reason” only if (i) the Executive notifies the Company in reasonable detail within 60 days following the Executive’s initial knowledge of an event that would constitute Good Reason, (ii) the Company fails to remedy such event within 30 days following the receipt of such notice and (iii) the executive terminates employment within 30 days following the end of such 30-day remedy period. “Good Reason” shall mean the occurrence of any of the following events without the express written consent of the Executive: (i) a reduction in Executive’s title or a material reduction by the Company in the degree of responsibility and authority of the Executive, which shall be deemed to occur if the Executive becomes the chief executive officer of a division or subsidiary of an operating company in lieu of being chief executive officer of the Company’s ultimate parent operating company, including following a change in control or other corporate transaction; (ii) a reduction in the Executive’s Base Salary or Target Bonus; (iii) a change in the Executive’s reporting obligations that result in Executive no longer reporting directly to the Board; (iv) the Executive’s place of employment or the principal executive offices of the Company become located outside the San Francisco Bay Area (defined as the following nine counties: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano and Sonoma) ; or (v) a material breach of this Agreement by the Company.

(f)              WITHOUT GOOD REASON. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

7.              CONSEQUENCES OF TERMINATION.

(a)              DISABILITY. Upon termination for Disability pursuant to Section 6(a), the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination payable in accordance with the regular payroll practices of the Company; (ii) any Bonus earned in accordance with Section 4(a) that is unpaid with respect to the fiscal year ending on or preceding the date of termination payable in accordance with Section 4(a); (iii) in accordance with Section 5(c), reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) any accrued but unused vacation time in accordance with the Company policy payable within 30 days after termination; (v) all other accrued payments, benefits or fringe benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (items (i) through (v) collectively, the “Accrued Benefits”); and (vi) subject to the Executive’s continued compliance with the obligations in Sections 8 and 9 hereof, a pro rata portion of the Bonus, if any, that the Executive would have been entitled to receive pursuant to Section 4(a) hereof with respect to the year of termination based upon the percentage of the fiscal year that shall have elapsed through the date of the Executive’s termination of employment, payable when such Bonus would have otherwise been payable to the Executive in accordance with Section 4(a) had the Executive’s employment not terminated (the “Pro-Rata Bonus”).

(b)             DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate shall be entitled to any Accrued Benefits and the Pro- Rata Bonus.

(c)             TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason or (z) as a result of the Executive’s election not to renew this Agreement in accordance with Section 2, the Company shall pay to the Executive any Accrued Benefits;

provided that the amounts described in Section 7(a)(ii) shall not be paid in the event of a termination under (x).

(d)             TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause or Disability, (y) by the Executive for Good Reason or (z) as a result of the Company’s election not to renew this Agreement in accordance with Section 2, the Company shall pay or provide the Executive with (i) the Accrued Benefits and (ii) subject to the Executive’s continued compliance with the obligations in Sections 8 and 9 hereof, (A) the Pro-Rata Bonus, (B) an amount equal to the sum of two (2) times the Executive’s Base Salary plus one (1) times the Executive’s Target Bonus, payable in substantially equal installments for 24 months following the termination date; provided, that the first installment shall be paid on the next payroll date after the 60th day following the termination date and shall include payment of any amounts that would be due prior thereto, and (C) to the extent that the Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the applicable COBRA premiums, if any, under the Company’s or its subsidiaries’, as applicable medical, dental and vision plans for Executive and Executive’s eligible dependents until the earlier of (x) 18 months following the Executive’s termination or (y) until the Executive obtains new employment that provides substantially similar medical, dental and vision coverage.

Payments and benefits provided for in Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or any of its subsidiaries or affiliates.

8.              RELEASE; SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of all claims in the form attached hereto as Exhibit A, which may be updated to reflect changes in law (the “Release”), within 60 days following the termination date. The Company’s obligation to make any payment provided for in this Agreement shall be subject to set-off, counterclaim and recoupment of amounts owed by the Executive as of the date of termination to the Company or its affiliates, subject to Section 12 of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.              RESTRICTIVE COVENANTS.

(a)             CONFIDENTIALITY. The Executive acknowledges that during the Employment Term, the Executive shall have access to and shall be provided with sensitive, confidential, proprietary, business, technical, data and other trade secret information of the Company that is the property of the Company, and the Executive agrees that the Company has a protectable interest in such property. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company or to Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, during the Executive’s employment with the Company and at all times thereafter, any business and technical information, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent not prohibited by applicable law, the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding anything in this provision to the contrary, the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any information or data that constitutes a trade secret as defined by the California Uniform Trade Secrets Act and/or any other applicable law. Nothing in this provision shall be construed to prohibit the Executive from disclosing any such information to the Company’s affiliated entities provided that the Executive takes reasonable measures to ensure the continued confidentiality and trade secret status of such information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation or (ii) require notification or prior approval by the Company of any reporting described in clause (i). The Executive acknowledges that the Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

(b)             NONSOLICITATION. During the Executive’s employment with the Company and for a period of two years thereafter, the Executive agrees that the Executive will not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates at the time of such action to leave such employment or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee. An employee shall be deemed covered by this sub-section while so employed or retained and for six months thereafter. Notwithstanding the foregoing, the provisions of this sub-section shall not be violated by general advertising or solicitation not specifically targeted at employees of the Company or any of its subsidiaries or affiliates; provided, that such general advertising or solicitation does not result in the hiring of any employee that the Executive otherwise would be prohibited from hiring under this Section 9(b).

(c)             INVENTIONS.

(i)              The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products and developments (“Inventions”), whether patentable or unpatentable, (x) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (y) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee), of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company but entirely at the Company’s expense.

(ii)             In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(d)             REFORMATION. If it is determined by a court of competent jurisdiction in any state or other jurisdiction that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or other jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(e)              SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 through 24 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

10.            COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and for a period of three years thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company and its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (or any predecessor); provided, that the Company shall reimburse the Executive for any out-of-pocket expenses incurred in providing such assistance, and, if the Executive is required to provide more than five hours of assistance per week after the Executive’s termination of employment, then the Company shall pay the Executive for the Executive’s services in excess of such five hours at an hourly rate equal to the Executive’s Base Salary at the time of the Executive’s termination of employment divided by 2,080; and provided, further, that after the Executive’s termination of employment with the Company, such assistance shall not unreasonably interfere with Executive’s business or personal activities. During the Employment Term and for a period of 24 months thereafter, the Executive agrees to promptly inform the Company if the Executive receives written notice of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation. Nothing in this provision shall be construed to prohibit the Executive from testifying truthfully in any legal or administrative proceeding or investigation.

11.            EQUITABLE RELIEF AND OTHER REMEDIES.

(a)             The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(b)             In the event of a violation of Section 9 or Section 10 of this Agreement, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease; provided that the Company shall provide the Executive written notice detailing such breach and Executive shall have failed to cure such breach within 15 days following the receipt of such notice prior to the cessation of severance payments.

12.            COMPLIANCE WITH SECTION 409A OF THE CODE.

(a)             It is the parties’ intent that, to the greatest extent possible, the payments and benefits provided under the Agreement be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”), and the Agreement shall be interpreted accordingly; provided, however, to the extent that any payment or benefit under the Agreement constitutes “non-qualified deferred compensation,” then (i) the Agreement is intended to comply with Section 409A of the Code, and the Agreement shall be interpreted accordingly, and (ii) in no event shall this Agreement be interpreted to cause a reduction or forfeiture of amounts otherwise due hereunder as a means of avoiding application of, or compliance with, Section 409A of the Code. In this regard, each payment under the Agreement shall be treated as a separate payment for purposes of Section 409A of the Code and the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If and to the extent that the Company determines that any payment or benefit (x) constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, (y) is provided to the Executive at a time that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and as determined pursuant to procedures established by the Company) and (z) must be delayed for six months from the date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause the Executive to incur any additional tax under Section 409A of the Code, then the Company shall delay making any such payment or providing such benefit until the expiration of such six-month period (or, if earlier, the Executive’s death), but only to the extent required to avoid violation of Section 409A(a)(2)(B)(i), it being understood expressly that payments of amounts up to the applicable limitation may be made before the expiration of six months from the date of termination. In no event whatsoever will the Company or any of its respective parents, subsidiaries or affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)             Any expense reimbursements provided under the Agreement shall be paid to the Executive as soon as practicable, but in any event no later than the end of the taxable year following the taxable year in which the Executive incurs such reimbursable expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c)             The Company’s right to set-off and offset pursuant to Section 8 of the Agreement shall not apply to any payments which are “non-qualified deferred compensation” for purposes of Section 409A of the Code.

(d)             The terms “termination,” “date of termination” and “termination of employment” shall be construed to mean the term “Separation from Service” as defined under Section 409A(a)(2)(B)(i) of the Code.

13.            CODE SECTION 280G. If the aggregate amount of all payments and benefits due to the Executive (or his beneficiaries) under this Agreement or any other agreement, plan, program, policy or arrangement (a “Company Arrangement”) (or any payments, benefits or entitlements by or on behalf of any person that effectuates a related transaction) (collectively, “Change in Control Benefits”), would cause the Executive to have “parachute payments” as such term is defined in and under Section 280G of the Code, and could reasonably be expected to result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company hereby agrees, if requested by the Executive, to submit such Change in Control Benefits to the Company’s voting shareholders for approval in accordance with Section 280G of the Code.

14.            ASSIGNMENTS.

(a)             This Agreement is personal to each of the parties hereto. Except as provided in Section 14(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of each other party hereto. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.

(b)             The Company may assign this Agreement to a person or entity that is an affiliate or to any successor to all or substantially all of its business and/or assets, as applicable, which assumes in writing or by operation of law, the obligations hereunder of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

15.            NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service or (iv) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

with a copy (that shall not constitute notice) to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173
Attention: Steven Eckhaus
Facsimile: (212) 547-5444

If to the Company:

Grand Prix Intermediate, Inc.
c/o Advent International Corporation
75 State Street, 29th Floor
Boston, Massachusetts 02109
Attention:      Jefferson Case

James Westra

Facsimile: (617) 951-0566

with a copy (that shall not constitute notice) to:

Weil, Gotshal & Manges, LLP
100 Federal Street, Floor 34
Boston, Massachusetts 02110
Attention: Marilyn French Shaw
Facsimile: (617) 772-8333

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.            SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

17.            COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.            ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in San Francisco County, California, in accordance with the National Rules for the Resolution of Commercial Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Excluding the initial filing fee, which shall be borne by the claimant, the cost of arbitration shall be borne by the Company unless the arbitrator determines that the Executive brought a frivolous claim or brought a claim in bad faith. The parties further acknowledge that the arbitral process provided for in this Section 18 is subject to the requirements of Section 19, below.

19.            GOVERNING LAW AND CHOICE OF FORUM. The Company and the Executive agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of California exclusively and without reference to principles of conflicts of laws. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in San Francisco County, California, over any employment matter that is not otherwise arbitrated or resolved according to Section 18.

/s/ TRL The Executive’s initials to acknowledge agreement to the Governing Law and Choice of Forum provision in Section 19.

20.            LAWYERS FEES. The Company will pay to McDermott Will & Emery LLP reasonable legal fees and expenses for the Executive and Larry Bodner, up to a total amount of $80,000 in the aggregate, incurred in connection with the preparation and negotiation of this Agreement, Mr. Bodner’s employment agreement and the equity arrangements described in Section 4(c) hereof upon presentation of a detailed itemized legal bill.

21.            MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (collectively, the “Agreements”) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements relating to such subject matter. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreements.

22.            REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive is not subject to any noncompetition or nonsolicitation covenant with any other company that would be breached as a result of the Executive’s employment with the Company or the performance of the Executive’s obligations hereunder. Furthermore, the Executive acknowledges that the Executive’s employment with the Company will not cause the Executive to make use of any confidential information, trade secrets or proprietary information, in each case of an entity not affiliated with the Company. The Company represents and warrants to the Executive that the Company has the legal right to enter into this Agreement and to perform all of the obligations on the Company’s part to be performed hereunder in accordance with its terms.

23.            WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

24.            OTHER EMPLOYMENT ARRANGEMENTS. Except as set forth under any agreements entered into by the parties hereto after the date hereof, this Agreement shall serve as the exclusive governing agreement governing the subject-matter hereof.

25.            EFFECTIVE DATE. The Executive shall not be entitled to any payment or benefit under this Agreement if the Executive does not commence work in accordance with the terms of this Agreement on the Effective Date. Notwithstanding anything to the contrary, if the Purchase Agreement is terminated pursuant to its terms prior to the Closing Date, this Agreement shall be null and void ab initio and of no force or effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Larry Bodner
Name:	Larry Bodner
Title:	Secretary and Treasurer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Todd R. Lachman
Todd R. Lachman